UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2024

SHIFTPIXY, INC.
(Exact name of registrant as specified in its charter)

Wyoming	47-4211438
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4101 NW 25th Street, Miami, Florida	33142
(Address of principal executive offices)	(Zip Code)

(888) 798-9100

(Registrant's telephone number, including area code)

Commission File No. 001-37954

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	PIXY	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

ShiftPixy, Inc. (the “Company”) is filing this Current Report on Form 8-K/A to amend the Company's Current Report on Form 8-K filed on April 2, 2024 (the “Original Form 8-K”) in order to supplement the disclosure, and file a copy of the Asset Purchase Agreement entered into on March 29, 2024. There are no other changes to the information contained in the Original Form 8-K.

Item 1.01 Entry into a Definitive Material Agreement

On March 29, 2024, the Company entered into an asset purchase agreement (the “APA”) pursuant to which the Company would acquire substantially all of the assets of TAC Nexeo Holdings, LLC and certain of its subsidiaries (collectively, the “Seller”), including but not limited to all of the intellectual property and property rights, client contracts, leasehold interests, trade names, business and other licenses, operational data, marketing information, customer information, contractual rights and all other tangible and intangible assets, which are beneficially owned, in whole or in part by the Seller (the “Assets”). The Seller is a regional leader in providing staffing and recruiting solutions across the western United States.

The aggregate consideration to be paid for the Assets will be $25,000,000, which will consist of (i) a cash payment of $12,500,000 on the closing date (“Closing Payment”), (ii) a cash payment of $6,250,000, payable to the Seller on or before the sixth (6th) month anniversary of the closing date (the “First Post-Closing Payment”) and (iii) a cash payment of $6,250,000, payable to the Seller on or before the twelfth (12th) month anniversary of the closing date (the “Second Post-Closing Payment”). The Second Post-Closing Payment is contingent upon and subject to the Seller’s migration to the Company of the Seller’s clients (the “Migrated Accounts”), including securing any new clients (the “New Accounts”), representing not less than 90% of the Seller’s pre-closing gross revenue; provided, that if the Migrated Accounts and New Accounts represent at least 70% of the Seller’s pre-closing gross revenue, then the Second Post-Closing Payment shall be prorated as set forth in the APA.

The Seller may elect, in its sole discretion, to receive all or any portion of the First Post-Closing Payment or the Second Post-Closing Payment in shares of common stock of the Company (the “Purchase Price Shares”). Each of the Purchase Price Shares, if so paid, shall have a deemed price per share (the “Deemed Value”) that is equal to the average closing price per share of the Company’s common stock for the twenty (20) trading days ending two (2) trading days prior to the date of the proposed payment.

The APA also contains customary covenants and agreements, including with respect to the operation of the business of the Seller between signing and closing, public disclosures and other matters.

The closing date will be on or before the seventh day (7th) after all of the closing conditions are either satisfied or waived. The APA contains customary representations and warranties of the Company and the Seller. The closing of the APA is subject to customary closing conditions.

Pursuant to the terms of the APA, the APA may be terminated at any time, prior to the closing, (i) by the mutual written consent of the parties, (ii) either party, if the representations and warranties of the other party fail to be true and correct in any material respect such that any of the closing conditions specified in the APA cannot be fulfilled or cured or (iii) by either party, if the closing of the APA shall not have taken place on or prior to the ninetieth (90th) day following the date of execution of the APA.

On June 10, 2024, in connection with the financing of the contemplated acquisition with Seller , the Company entered into a term sheet with Purelogex, Inc. for a secured revolving line of credit (the “Line of Credit”) for an aggregate amount of $200 million for the purpose of funding several staffing acquisitions in the human capital industry, including the transactions contemplated by the APA, and for general working capital. The term of the Line of Credit will be sixty (60) months from the closing date. The Line of Credit includes a fixed rate per annum equal to nine (9%) percent. The Line of Credit includes a 0.15% unused line fees payable quarterly in arrears. Interest payments must be prepaid in advance when funds are drawn and on the anniversary date of all outstanding advances. The Line of Credit will be collateralized by a first position UCC-1 filing on all the Company’s business assets in USA and Canada. The closing of the Line of Credit is subject to standard due diligence procedures.

The foregoing description of the APA does not purport to be complete and is qualified in its entirety by reference to the full text of the APA, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There is no assurance that the Company will be able to enter the Line of Credit or will be able to procure the necessary financing to complete the transactions contemplated by the APA, or that the Company will be able to complete the contemplated acquisition with the Seller.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Asset Purchase Agreement executed on March 29, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFTPIXY, INC.

Date: June 27, 2024	By:	/s/ Scott W. Absher
Scott W. Absher
Chief Executive Officer

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